Exhibit 10.9

                             THIRD AMENDMENT TO THE
                        HEICO SAVINGS AND INVESTMENT PLAN

        THIS THIRD AMENDMENT (the "Amendment"), made effective as of the 1st day of October, 2003, to the HEICO Savings and Investment Plan (the "Plan"), by HEICO Corporation, a Florida corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, the Company maintains the Plan for the sole and exclusive benefit of its eligible participants and their respective beneficiaries under the terms and provisions of the Internal Revenue Code of 1986, as amended; and

        WHEREAS, pursuant to Section 15.01 of the Plan, the Company has the power to amend the Plan;

        NOW, THEREFORE, the Plan shall be amended as follows:

1.      Section 2.47 is hereby amended in its entirety to read as follows:

                "2.47 "Total and Permanent Disability" or "Disability" shall mean a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders such Participant incapable of continuing any gainful occupation and which constitutes total disability under the federal Social Security Acts."

2.      Subsection 2.53(b) is hereby amended in its entirety to read as follows:

                "(b) For all periods prior to January 1, 2004, the term "Computation Period" for purpose of this Section 2.53 shall mean the 12-month period commencing on the date an Employee is first credited with an Hour of Service and each subsequent 12-month period commencing on the anniversary of such date; provided, however, that with respect to each Participant's Computation Period that commences after January 1, 2003, then such

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                Computation Period shall end on December 31, 2003 (the "Short
                Computation Period"). In the event that a Participant shall not have worked at least 1,000 Hours of Service during the Short Computation Period, that Participant shall be deemed to have worked at least 1,000 Hours of Service for that Short Computation Period for purposes of applying the vesting rules under this Plan so long as that Participant continues to be employed with the Employer as of December 31, 2003. For all periods on or after January 1, 2004, the "Computation Period" shall mean the Plan Year."

3.      Subsection 4.03(a) is hereby amended in its entirety to read as follows:

                "(a) Employer Matching Contributions. Each Employer shall contribute Employer Matching Contributions as provided for in this Section 4.03(a). Employer Matching Contributions shall accrue on a payroll by payroll basis although shall be contributed to the Plan at the end of each calendar quarter on behalf of any Participant for whom an Employer makes Elective Deferral Contributions for the payroll periods during that calendar quarter. A Participant's Employer Matching Contributions is a percentage of his Elective Deferral Contributions, as fixed by the Board of Directors from time to time at its sole discretion. The Employer Matching Contribution percentage may vary (i) among Participants employed by different Employers; or (ii) with the Participant's rate of deferral, but must be uniform for Participants with equal rates of Elective Deferral Contributions and may not increase as the rate of Elective Deferral Contribution increases."

4.      Subsection 4.03(c) is hereby amended in its entirety to read as follows:

                "(c) Eligibility to Receive Equity Builder Contributions. Equity Builder Contributions, if any, shall be allocated to the Employer Accounts of Participants who are credited with 1,000 Hours of Service during the Plan Year with an Employer and is employed on the last day of such Plan Year."

5.      Subsection 4.08(a) is hereby amended in its entirety to read as follows:

                "(a) As of each December 31st, any amounts which became Forfeitures since the last December 31st shall be made available to (i) reinstate previously forfeited Account balances of Participants, if any, in accordance with Section 8.03, (ii) pay administrative expenses of the Plan, and/or (iii) reduce Employer Matching Contributions and/or Equity Builder Contributions that Employers would otherwise make on behalf of their current Participants that

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                Plan Year, or Participants in the next Plan Year and each
                succeeding Plan Year."

6. Subsection 11.03(a) is hereby amended in its entirety to read as follows:

                "(a) The interest rate on all loans shall be commercially reasonable at the time the Committee approves the loan. All loans shall be evidenced by a note and shall be adequately secured as to principal and interest. No more than 50% of the Participant's vested portion of his Accounts valued immediately after the origination of each loan shall serve as security for his outstanding loan, provided, however, that the terms of any loan may be adjusted at any time, in the sole and absolute discretion of the Committee to ensure that there is adequate security for the loan. No loan may have a term in excess of five years, except for a loan obtained to acquire a principal residence which may not have a term in excess of fifteen years."

7.      Section 12.09 is hereby amended in its entirety to read as follows:

                "12.09 Common Stock Cash Dividends

                        (a)     Cash Dividends Paid on or after November 1, 2002

                                        (1)     Notwithstanding any other
                                                provision of Article 12 to the
                                                contrary, each Participant may
                                                elect to:

                                                (i)  receive a distribution in
                                                     cash equal to the value of
                                                     any cash dividends paid by
                                                     the Company on or after
                                                     November 1, 2002 and
                                                     received by the Trust with
                                                     respect to shares of Common
                                                     Stock allocated to his
                                                     Employer Accounts at the
                                                     close of business on the
                                                     ex-dividend date
                                                     established for the payment
                                                     of such cash dividends; or

                                                (ii) reinvest in the Company
                                                     Stock Fund any cash
                                                     dividends paid by the
                                                     Company on or after
                                                     November 1, 2002 and
                                                     received by the Trust with
                                                     respect to shares of Common
                                                     Stock allocated to his
                                                     Employer Accounts at the
                                                     close of business on the
                                                     ex-dividend date
                                                     established for the payment
                                                     of such cash dividends.

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                                        (2)     Any distribution pursuant to
                                                Section 12.09(a)(1)(i) shall be
                                                made as soon as is
                                                administratively feasible
                                                following the receipt of the
                                                cash dividends by the Trust, but
                                                in no event later than 90 days
                                                after the close of the Plan Year
                                                in which such cash dividends
                                                were paid by the Company.

                                        (3)     If a Participant fails to make
                                                an election pursuant to Section
                                                12.09(a)(1)(i), he shall be
                                                deemed to have made an election
                                                pursuant to Section 12.09
                                                (a)(1)(ii).

                        (b) Dividends Paid From November 1, 2001 to October 31, 2002

                                A Participant may make an election, as provided for in Section 12.09(a)(1), with respect to any cash dividends paid by the Company to the Trust during the Company's tax year ending October 31, 2002.

                        (c)     Elections

                                The Committee shall specify the manner in which Participants will be required to make their elections subject to the following conditions:

                                        (1)     The Committee shall provide no
                                                less than annually each
                                                Participant an opportunity to
                                                make an election.

                                        (2)     A Participant's election shall
                                                take effect immediately
                                                following receipt by the
                                                Committee and shall remain in
                                                effect until an election to the
                                                contrary is filed by such
                                                Participant.

                                        (3)     A Participant's election shall
                                                become irrevocable the latter of
                                                (i) that date on which the cash
                                                dividends attributable to such
                                                election are paid to the Trust,
                                                or (ii) the date established by
                                                the Committee for revoking such
                                                an election.

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                                        (4)     The rules established by the
                                                Committee for making an election
                                                shall be applied in a uniform
                                                and nondiscriminatory manner.

                        (d)     Vesting

                                Notwithstanding anything in the Plan to the contrary, a Participant shall become fully vested in all cash dividends received by the Trust for which an election pursuant to Section 12.09(a)(1) is offered.

8.      In all other respects, the Plan shall remain unchanged by the Amendment.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed the day and year first above written.

                                        HEICO Corporation, a Florida corporation

                                        By:    /s/ Thomas S. Irwin
                                            ------------------------------------
                                        Name:  Thomas S. Irwin
                                        Title: Treasurer

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